Exhibit 2

Order to Commence and Carry on Business

Trust and Loan Companies Act

I, on behalf of the Superintendent of Financial Institutions,

(a) pursuant to subsection 52(4) of the *Trust and Loan Companies Act*, approve **Odyssey Trust Company** to commence and carry on business;

(b) prohibit the company from accepting deposits in Canada; and

(c) pursuant to subsection 57(1) of the *Trust and Loan Companies Act*, authorize the company to carry on the fiduciary activities referred to in section 412.

This Order is effective on the date on which the letters patent continuing **Odyssey Trust Company** as a company become effective.

Date: June 8,

Ordonnance autorisant une société à fonctionner

Loi sur les sociétés de fiducie et de prêt

Au nom du surintendant des institutions financières,

a) sur le fondement du paragraphe 52(4) de la *Loi sur les sociétés de fiducie et de prêt*, j'autorise **Odyssey Trust Company** à commencer à fonctionner;

b) je lui interdis d'accepter des dépôts au Canada;

c) je l'autorise, en vertu du paragraphe 57(1) de la *Loi sur les sociétés de fiducie et de prêt*, à exercer les activités fiduciaires mentionnées à l'article 412 de ladite loi.

La présente ordonnance entre en vigueur à la date à laquelle les lettres patentes prorogeant **Odyssey Trust Company** en société prennent effet.

Date : le 8 juin 2022

Cameron, Judy 0
2022.06.08 09:
04:42-04'00'

Jamey Hubbs
Vice-Superintendent/Vice-surintendant